Exhibit 99.1

Towerstream Corporation to Raise $40 Million in Common Stock Offering

Middletown, RI, June 6, 2007 – Towerstream Corporation (NASDAQ:TWER), a leading fixed WiMAX service provider, announced today that it has entered into definitive agreements with investors for the sale of 10 million shares of its common stock at a price of $4.00 per share.

“We have spoken with many investors who understand the value of our WiMAX business. We believe that there is a growing interest in the future of WiMAX and our position in the WiMAX marketplace. The proceeds from this offering will provide us with the capital to build out our target markets and solidify our position as a WiMAX leader” said Jeff Thompson, President and CEO of Towerstream.

Lazard Capital Markets LLC served as the lead placement agent for this offering and Canaccord Adams Inc. and Morgan Joseph & Co. Inc. served as co-placement agents.

The offering is expected to close on June 11, 2007, subject to customary closing conditions. Copies of the final prospectus relating to the offering may be obtained from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th floor, New York, NY 10020.

About Towerstream

Towerstream is a leading fixed wireless service provider in the U.S., delivering high-speed Internet access to businesses. Founded in 2000, the company has established pre-WiMAX networks in markets such as New York City, Los Angeles, Chicago, San Francisco, Seattle, Miami, the greater Boston area, and Providence and Newport, RI, and continues to expand coverage throughout the United States. The company was the first carrier selected to join the WiMAX Forum to assist leading vendors in establishing industry compliance with international broadband wireless access standards and cross-vendor interoperability.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

MEDIA CONTACT:

Kristin Conforti

Dukas Public Relations

516-320-6839

Kristin@dukaspr.com

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net